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                                                                   EXHIBIT 99.1


            Dyax and Bracco Announce Diagnostic Imaging Collaboration

         Cambridge, Mass., Princeton, N.J.; Milan, Italy, Nov. 6 -- Dyax Corp. (Nasdaq: DYAX) and Bracco Group announced today that they have entered into a strategic alliance to exploit diagnostic imaging and related therapeutic applications of Dyax's proprietary phage display technology. Bracco has been granted exclusive worldwide rights to the Dyax technology for development of diagnostic imaging products, including the right to develop and commercialize existing Dyax inflammation, cardiovascular and oncology imaging product leads. Dyax's license to Bracco includes all patents, libraries and know-how related to its phage display technology, as well as future improvements and new technologies. Phage display is a high-throughput discovery method developed and patented by Dyax scientists to identify proteins, peptides and human monoclonal antibodies, which bind tightly and specifically to diagnostic and therapeutic targets.

         Under the terms of the collaboration, Bracco will pay Dyax a $3 million up-front licensing fee plus an additional $3 million per year in research funding over the next three to six years. Dyax will also receive development milestones and royalties on product sales.

         Diana Bracco, President and CEO of Bracco Group (Headquartered in Milan, Italy) said "Our group continues to invest heavily in research and innovation, as factors vital to our competitiveness and growth. The alliance with Dyax is a further step in our strategy to combine in-house research with that of collaboration partners at the cutting edge of technology". Michael Tweedle, President of Bracco Research USA Inc (one of the Group research centers, headquartered in Princeton NJ) added, "We believe that Dyax's phage display technology is the premier biodiversity discovery platform. Our collaboration with Dyax is a major step in our concerted pursuit of new technologies to enhance our R&D capability and business base."

         "Through this collaboration, Dyax now has a strong strategic partner who we believe can most effectively exploit our technologies in the diagnostic imaging field," commented Henry Blair, Dyax Corp. CEO. "Bracco has the market strength, scientific capability and strategic vision to fully capitalize on the unique opportunities for revolutionary imaging products presented by our phage display technology. We are also excited about the therapeutic product opportunities now present based on our combined technologies."

         Dyax Corp. is a biopharmaceutical company that has developed and patented phage display technology with applications in the discovery and development of a broad range of compounds for the treatment and diagnosis of diseases and for the purification of biopharmaceuticals and drugs. Through the use of phage display technology, Dyax's scientists, collaborators and licensees discover peptides and proteins, including human antibodies, which bind tightly to specific molecular targets. The Company also develops, manufactures and sells chromatography separations systems and products under the Biotage trade name.

         Bracco is among the worldwide leaders in the research and development of medical diagnostic imaging agents used in x-ray imaging, computed tomography, magnetic resonance imaging, ultrasound imaging and nuclear imaging. With worldwide sales of $977 million (1999) the Bracco Group is currently doing business in over 115 countries and employs over 3,000 people worldwide. Company information can be found on the Web at www.bracco.com.

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         This press release contains forward-looking statements, including statements regarding the prospects of the collaboration with Bracco and Dyax's research and development programs, revenues and technologies. Statements that are not historical facts are based on Dyax's current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward- looking statements. Important factors which may affect future operating results and the value of Dyax Common Stock include Dyax's dependence on the expertise, effort, priorities and contractual obligations of Bracco in the development, manufacture, marketing, sale and distribution of imaging products developed using Dyax technology; the risk that imaging products developed by Bracco take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; the risk that any phage display-derived imaging products may not gain market acceptance or may be made less effective or obsolete by competing technologies or products; Dyax's ability to obtain and maintain intellectual property protection for its technologies; and other risk factors described in Dyax's Prospectus, dated August 14, 2000, included as a part of its Registration Statement on Form S-1, Commission File No. 333- 37394, filed with the Securities and Exchange Commission.

Contact:

Steve Galliker
Chief Financial Officer
Dyax Corp.
(617) 225-2500

Michael Tweedle
President
Bracco Research USA Inc
(609) 514-2434

Mark Alvino
Vice President
Feinstein Kean Healthcare
(617) 570-8110

Monica Andreucci
Public Relations
Bracco Group
Milan, Italy
39 02 2177 2351